TA Schedule – CFST I

SCHEDULE A

Effective August 7, 2019

Columbia Funds Series Trust I

Columbia Adaptive Retirement 2020 Fund

Columbia Adaptive Retirement 2025 Fund

Columbia Adaptive Retirement 2030 Fund

Columbia Adaptive Retirement 2035 Fund

Columbia Adaptive Retirement 2040 Fund

Columbia Adaptive Retirement 2045 Fund

Columbia Adaptive Retirement 2050 Fund

Columbia Adaptive Retirement 2055 Fund

Columbia Adaptive Retirement 2060 Fund

Columbia Adaptive Risk Allocation Fund

Columbia Balanced Fund

Columbia Bond Fund

Columbia Connecticut Intermediate Municipal Bond Fund

Columbia Contrarian Core Fund

Columbia Corporate Income Fund

Columbia Disciplined Small Core Fund

Columbia Dividend Income Fund

Columbia Emerging Markets Fund

Columbia Global Dividend Opportunity Fund

Columbia Global Energy and Natural Resources Fund

Columbia Global Technology Growth Fund

Columbia Greater China Fund

Columbia High Yield Municipal Fund

Columbia Intermediate Municipal Bond Fund

Columbia Large Cap Growth Fund

Columbia Massachusetts Intermediate Municipal Bond Fund

Columbia Mid Cap Growth Fund

Columbia Multi-Asset Income Fund

Columbia Multi Strategy Alternatives Fund

Columbia New York Intermediate Municipal Bond Fund

Columbia Oregon Intermediate Municipal Bond Fund

Columbia Pacific/Asia Fund

Columbia Real Estate Equity Fund

Columbia Select Large Cap Growth Fund

Columbia Small Cap Growth Fund I

Columbia Small Cap Value Fund I

Columbia Solutions Aggressive Portfolio

Columbia Solutions Conservative Portfolio

Columbia Strategic California Municipal Income Fund

Columbia Strategic Income Fund

Columbia Strategic New York Municipal Income Fund

Columbia Tax-Exempt Fund

Columbia Total Return Bond Fund

Columbia U.S. Social Bond Fund

Columbia U.S. Treasury Index Fund

Columbia Ultra Short Term Bond Fund

TA Schedule – CFST I

Multi-Manager Alternative Strategies Fund

Multi-Manager International Equity Strategies Fund

Multi-Manager Directional Alternative Strategies Fund

Multi-Manager Growth Strategies Fund

Multi-Manager Small Cap Equity Strategies Fund

Multi-Manager Total Return Bond Strategies Fund

Multisector Bond SMA Completion Portfolio

Overseas SMA Completion Portfolio

SCHEDULE B

Effective August 7, 2019

Payments under the Agreement are payable to CMISC monthly.

Transfer agency costs are calculated separately for each of (i) Institutional 3 (Inst3) Class shares, (ii) Institutional 2 (Inst 2) Class shares, and (iii) all other classes of shares.

Each Fund shall pay to CMISC for the services to be provided by CMISC under the Agreement an amount equal to the sum of the following:

(a)        (i)       Base transfer agency fee paid monthly of:

1.	an annual per account fee equal to the Direct Account Fee for accounts established directly with the Fund (direct accounts); and

2.

an annual rate equal to the Intermediary Controlled Account Rate on the daily value of accounts of intermediaries established with the Fund, including accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system (network accounts and, together with omnibus accounts, intermediary controlled accounts); PLUS

(ii)	The Fund’s Allocated Share of CMISC Reimbursable Out-of-Pocket Expenses; PLUS

(iii)	Sub-transfer agency fees (generally intended to offset amounts paid by CMISC to intermediaries for services they provide), subject to the limits set forth below

1.	For all classes other than Inst2 or Inst 3: the amount charged by an intermediary up to the following sub-transfer agency fee limits, which vary among distribution channels as follows:

Distribution Channel	Sub-Transfer Agency Fee Limit
Retirement Channel – Intermediary platforms that primarily service retirement accounts, including accounts of retirement plans qualified under sections 401(a), 401(k), 457 or 403(b) of the Internal Revenue Code of 1986, as amended (the Code), non-qualified deferred compensation plans governed by section 409A of the Code and individual retirement plans	(i) 0.25% of Fund assets held by Retirement Channel intermediaries or platforms charging an asset-based fee or (ii) $20 per account held by Retirement Channel intermediaries charging a per account fee
Supermarket Transaction Fee (TF) Channel – Accounts in mutual fund platforms of the type	(i) 0.12% of Fund assets held by Supermarket TF Channel intermediaries or platforms charging an asset-based fee or (ii) $20 per

Distribution Channel	Sub-Transfer Agency Fee Limit
commonly referred to as“fund supermarkets” that charge participants a transaction fee	Supermarket TF Account held for intermediaries charging a per account fee
Supermarket No-Transaction Fee (NTF) Channel – Accounts in mutual fund platforms of the type commonly referred to as “fund supermarkets” that do not charge participants a transaction fee	(i) 0.25% of Fund assets held by Supermarket NTF Channel intermediaries or platforms charging an asset based fee or (ii) $20 per account held by Supermarket NTF Channel intermediaries or platforms charging a per account fee
Bank Channel – Accounts maintained by banks offering financial and banking services to high net worth clients (commonly referred to as private bank accounts)	(i) 0.20% of Fund assets held by Private Bank Channel intermediaries or platforms or (ii) $20 per account held by Bank Channel intermediaries or platforms charging a per account fee
Section 529 Plan Assets – Accounts of portfolios of college saving plans authorized under section 529 of the Code (commonly referred to as Section 529 plans) (529 Plan Accounts)	0.20% on Fund assets held in 529 Plan Accounts
Broker-Dealer Channel – Intermediary platforms offering mutual funds in brokerage accounts or through advisory programs, including independent, regional and wirehouses firms	(i) 0.15% of Fund assets held by Broker-Dealer Channel intermediaries or platforms charging an asset-based fee or (ii) $20 per account held by Broker-Dealer Channel intermediaries or platforms charging a per account fee
Insurance Channel – Insurance companies offering mutual funds in retirement/recordkeeping-type platforms, products and accounts.	(i) 0.25% of Fund assets held by Insurance Channel intermediaries on platforms charging an asset-based fee or (ii) $20 per account held by Insurance Channel intermediaries or platforms charging a per account fee

The sub-transfer agency fee limit is applied by intermediary (or by platforms within an intermediary, where applicable), by Fund and by share class and not in the aggregate by distribution channel. For avoidance of doubt, per account limits applicable to certain channels are applied at the level of the underlying accounts serviced by the intermediary, not at the level of the omnibus account maintained by CMISC.

2.	For Inst2 Class shares: 0.05% of the average aggregate value of the Fund’s shares maintained in omnibus accounts (subject to paragraph (b) below).

3.	For Inst3 Class shares: Inst3 Class shares do not pay sub-transfer agency fees set forth in paragraph (a)(iii).

(b)	For Inst2 Class shares, the annual rate for the fees set forth in paragraphs (a)(i) – (a)(iii)(2) shall not exceed 0.070%.

(c)	For Inst3 Class shares, the annual rate for the fees set forth in paragraphs (a)(i) – (a)(ii) shall not exceed 0.020%.

In addition, CMISC shall be entitled to retain as additional compensation/reimbursement for its services all CMISC revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Definitions

“Allocated Share” for any month means that percentage of CMISC Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses.”

“CMISC Reimbursable Out-of-Pocket Expenses” means (i) networking account fees paid to dealer firms by CMISC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, subject to a maximum annual rate of up to 0.20% of the month end value of the Fund’s shares maintained in networked accounts of each dealer firm, and (ii) out-of-pocket expenses incurred on behalf of the Funds by CMISC for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below.

“Direct Account Fee” means $29.20.

“Intermediary Controlled Account Rate” means 0.0078% for the period from July 1, 2019 through July 31, 2019, and thereafter shall be the rate equal to (x) the amount approved or ratified by the Board to approximate the projected expenses of servicing intermediary controlled accounts (including an agreed-upon margin), divided by (y) the net assets of intermediary controlled accounts invested in funds within the Columbia Fund complex for which CMISC serves as transfer agent (excluding any variable portfolio funds). For any given month, CMISC shall calculate the Intermediary Controlled Account Rate based on net assets of applicable Columbia Funds as of the 15th day of the month preceding such month (or the next succeeding business day if the 15th day of the preceding month is not a business day). For example, the Intermediary Controlled Account Rate effective September 1, 2019 shall be calculated based on net assets as of August 15, 2019.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

*	Printing, storage and programming costs associated with, but not limited to envelopes, checks, confirmations and stationery
*	Postage bulk, pre-sort, ZIP+4, barcoding, first class
*	Telephone and telecommunication costs, including all lease, maintenance and line costs
*	Proxy solicitations, mailings and tabulations

*	Daily & Distributions advice mailings
*	Implementing, monitoring or processing any Stop Orders
*	Shipping, Certified and Overnight mail and insurance
*	Year-end forms and mailings
*	Duplicating services
*	Courier services
*	National Securities Clearing Corporation charges related to fund transactions
*	Record retention costs including but not limited to the storage, movement, destruction, retrieval and handling charges
*	Data processing and storage for anti-market timing omnibus monitoring
*	Creation and maintenance of on-line records including reports, shareholder and dealer statements, year-end forms, and regulatory mailings
*	Third party quality control assessments
*	Compliance items including, but not limited to, lost shareholder review, lost certificate filings and compliance programs
*	Electronic website linkages to third party account management applications
*	Regulatory mailings inclusive of costs related to electronic delivery of such documents.
*	At the request, or with the consent of the Trust, such other miscellaneous expenses reasonably incurred by CMISC in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMISC. In addition, the Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses

CMISC Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

A.	Identifiable	Based on actual services performed and invoiced to a Fund.

B.	Unidentifiable	Allocation will be based on three evenly weighted factors. - number of shareholder accounts - Number of transactions - Average net assets

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A and Schedule B to be duly executed as of August 7, 2019.

COLUMBIA FUNDS SERIES TRUST I,

on behalf of their respective series listed on Schedule A

By:	/s/ Christopher O. Petersen

Name: Christopher O. Petersen
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong

Name: Lyn Kephart-Strong
Title: President